EXHIBIT 99.1

UMH PROPERTIES, INC. ANNOUNCES DUAL LISTING OF COMMON STOCK
ON THE TEL AVIV STOCK EXCHANGE

FREEHOLD, NJ, Feb. 08, 2022 (GLOBE NEWSWIRE) -- UMH Properties, Inc. (NYSE:UMH), announced today that its common stock has been approved for listing on the Tel Aviv Stock Exchange (TASE). Trading on the TASE is expected to begin on or about Wednesday, February 9, 2022, under the ticker symbol UMH.

UMH’s common stock will continue to be listed on the New York Stock Exchange (NYSE) and the Company will remain subject to the rules and regulations applicable to NYSE-listed companies. Investors should note that trading on the TASE occurs Sunday through Thursday from 9:30 am to 5:30 pm Israel time, except on TASE trading holidays. The TASE Clearing House is electronically linked to the Depository Trust Company, a subsidiary of the Depository Trust & Clearing Corporation, to automate the cross-border settlement of shares listed on both the TASE and the NYSE. No new shares of the Company’s common stock are being issued in connection with the listing on the TASE.

Samuel A. Landy, President and Chief Executive Officer, commented “We are proud to be the first NYSE-listed REIT that is dual listed in Israel and of the il.A+ rating we received at the corporate level from S&P Global Ratings Maalot Ltd., an Israeli credit rating agency. We are excited to create an opportunity for the Israeli public to invest in our Company and the manufactured home industry. The additional liquidity of our common stock and the Company’s increased access to capital should benefit our shareholders.”

ABOUT UMH PROPERTIES, INC.
UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities with approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also owns and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.
FORWARD-LOOKING STATEMENTS
This press release may contain statements that are not historical facts and may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Forward-looking statements can be identified by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Nelli Madden
732-577-4062